                                                                    EXHIBIT 3.39

                            ARTICLES OF INCORPORATION

                                       OF

                              SEVENTEEN PAC COMPANY

         KNOW ALL MEN BY THESE PRESENTS: That I, the undersigned, for the purpose of forming a corporation under the laws of the State of Nevada, do certify:

                                    ARTICLE I

         The name of the corporation is: SEVENTEEN PAC COMPANY.

                                   ARTICLE II

         The principal place of business of the corporation shall be 1325 Airmotive Way, Suite 100, Reno, NV 89502.

                                   ARTICLE III

         The corporation's resident agent shall be: The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500., Reno, NV 89511.

                                   ARTICLE IV

         The nature of the business and the objects and purposes to be transacted, promoted, or carried on by the corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Nevada.

                                    ARTICLE V

         The corporation shall have authority to issue the following:

                  The number of shares of commons stock which this corporation is authorized to issue is One Hundred Thousand (100,000) shares with a par value of One Cent ($.01) per share.

                                   ARTICLE VI

         The Board of Directors shall consist of one (1) to nine (9) individuals, as determined by resolution of the Board of Directors. The initial Board of Directors shall consist of one person, who shall serve as Director until the annual meeting of shareholders or until his successor is elected and qualified. Such person shall be Carlos Vizcarra, 2721 N. Central Avenue, Phoenix, AZ 85004.

                                   ARTICLE VII

                  The name and address of the incorporator is:

                           Nancy K. Ventre
                           2721 N. Central Avenue, 11th Floor
                           Phoenix, Arizona 85003

                                  ARTICLE VIII

                  The period of existence of the Corporation shall be perpetual.

                                   ARTICLE IX

         The corporation shall indemnify, to the fullest extent authorized or permitted by law, as the same exists or may hereafter be amended, any person made, or threatened to be made, a defendant or witness to any threatened, pending or completed action, suit, or proceeding (whether civil, criminal, administrative, investigative or otherwise) by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the corporation or by reason of the fact that such director or officer, at the request of the corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. Nothing contained herein shall diminish any rights to indemnification to which employees or agents other than directors or officers may be entitled by law, and the corporation may indemnify such employees and agents to the fullest extent and in the manner permitted by law. The rights to indemnification set forth in this Article shall not be exclusive of any other rights to which any person may be entitled under any statute, provision of the Articles of Incorporation, By law, agreement, contract, vote of shareholders or directors, or as otherwise provided.

         In furtherance and not in limitation of the powers conferred by statute:

         1. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is serving in any capacity, at the request of the corporation, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability or expense incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability or expense under the provisions of law; and

         2. The corporation may create a trust fund, grant a security interest or lien on any assets of the corporation and/or use other means (including, without limitation, letters of credit, guaranties, surety bonds and/or other similar arrangements), and enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification is provided therein, or elsewhere.

         No director or officer shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as director or officer, except the liability of a director or officer shall not be limited or eliminated for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of distribution in violation of Nevada Revised Statutes Section 78,300.

         IN WITNESS WHEREOF, I, the aforementioned incorporator, have signed the Articles of Incorporation this 22 day of December, 2000.

                                               /s/ Nancy K. Ventre
                                               ---------------------------------
                                               Nancy K. Ventre, Incorporator

STATE OF ARIZONA           )
                           )
COUNTY OF MARICOPA         )

         I, NANCY JO BEILEY the undersigned authority, a Notary Public in and for said County in said State, hereby certify that on the 22nd day of December, 2000 before me personally appeared, Nancy K. Ventre who is the person named in and who executed the foregoing Articles of Incorporation and who is known to me, executed the same as Incorporator and with full authority, executed the same voluntarily for and as the act of said corporation.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal this 22nd day of December, 2000.

                                               /s/ NANCY JO BEILEY
                                               ---------------------------------
                                               NOTARY PUBLIC
                                               My Commission Expires: 5-22-2003